Exhibit 107.1

Calculation of Filing Fee Tables

S-1
(Form Type)

Rockwell Medical, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	Rule 457(c)	11,168,887	(2)	$1.38	(3)	$15,413,065	(3)	0.0000927	$1,429
	Total Offering Amounts							$15,413,065		$1,429
	Total Fees Previously Paid									–
	Total Fee Offsets									–
	Net Fee Due									$1,429

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(2) Represents shares of common stock issuable upon the exercise of outstanding warrants to purchase shares of common stock offered by the selling stockholder.
(3) Calculated pursuant to Rule 457(c), solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on June 17, 2022.